Exhibit 4(a)-4


                               ASSUMED NAME CERTIFICATE
                      FOR AN INCORPORATED BUSINESS OR PROFESSION


          1. The assumed name under which the business or professional service is to be conducted or rendered is Lone Star Energy Company.

          2. The name of the incorporated business or profession as stated in its Restated Articles of Incorporation is ENSERCH Corporation.

          3. The state, country, or other jurisdiction under the laws of which it was incorporated or associated in Texas, and the address of its registered or similar office in that jurisdiction is c/o Corporate Secretary's Department, ENSERCH Center, 300 South St. Paul Street, Suite 850-EC, Dallas, Texas 75201.

          4. The period, not to exceed ten years, during which the assumed name will be used is June 11, 1997 to June 11, 2007.

          5.   The corporation is a business corporation.

          6. The corporation is required to maintain a registered office in Texas. The address of the registered office is c/o Corporate Secretary's Department, ENSERCH Center, Suite 850-EC, Dallas, Texas 75201, and the name of its registered agent at such address is Michael G. Fortado. The address of the principal office is 300 South St. Paul Street, Suite 850-EC, Dallas, Texas 75201.

          7. The county or counties where business or professional services are being or are to be conducted or rendered under such assumed name are all counties within the state.


                                                  /s/ R.L. Jay
                                             -----------------------------
                                             Assistant Corporate Secretary


               Before me on this 18th day of June, 1997, personally appeared Robert L. Jay, Assistant Corporate Secretary and acknowledged to me that he executed the foregoing certificate of the purposes therein expressed.


                                                  /s/ Molly M. Hubbard
                                             ------------------------------
                                             Notary Public - Dallas County

          (NOTARY SEAL)